Exhibit 4.2

SEMTECH CORPORATION
PERFORMANCE STOCK UNIT AWARD CERTIFICATE
(INDUCEMENT GRANT)

THIS AWARD is made this May 12, 2025 (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to Mitch Haws (the “Grantee”).
R E C I T A L S
A. The Human Capital and Compensation Committee (the “Committee”) of the Corporation’s Board of Directors (the “Board”) and the Board have determined that it would be in the best interests of the Corporation and its stockholders to grant an award of performance-based vesting stock units (the “Award”) on the terms described in this Award Certificate to the Grantee.
B The Award and this Award Certificate are intended to qualify for exemption from any requirement under the listing rules that may be applicable to the Corporation that equity compensation arrangements be approved by the Corporation’s stockholders.
NOW, THEREFORE, this Award is made on the following terms and conditions:
1. Award of Performance Units. The Corporation hereby awards to the Grantee as of the date hereof an Award (at “target”) of 30,111 performance stock units (subject to adjustment in accordance with Section 9(a) hereof) (such number of units, the “Total Target Number of Performance Units” and all performance stock units that are subject to the Award, the “Performance Units”), which Performance Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth. As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under this Award Certificate to be equivalent to one outstanding share of the Corporation’s common stock (“Common Stock”) (subject to adjustment in accordance with Section 9(a) hereof). The Performance Units shall be used solely as a device for the determination of the payment to eventually be paid to the Grantee if such Performance Units vest pursuant to Section 4. The Performance Units shall not be treated as property or as a trust fund of any kind. The Grantee acknowledges that the Corporation may use a broker or other third party to facilitate its recordkeeping for the Award and agrees to comply with any applicable administrative rules and procedures as may be in place from time to time. The Grantee acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be deposited in a brokerage account (in the name of the Grantee) with a broker designated by the Corporation, and the Grantee agrees to take such reasonable steps as the Corporation may require to open and maintain such an account. The Award, together with any time/service-based vesting restricted stock units granted by the Company to the Grantee on or about the Award Date (the terms and conditions of which are governed by a written Restricted

Stock Unit Award Certificate (Inducement Grant) from the Company), are in full satisfaction of any and all rights that the Grantee may have to receive equity awards from the Company in fiscal year 2026.
2. Rights as a Stockholder; Dividends and Voting.
(a) Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 2(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Performance Units and any shares of Common Stock underlying such Performance Units.
(b) Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Performance Units subject to the Award have either been paid pursuant to Section 4 or terminated pursuant to Section 3 or Exhibit A, the Corporation shall credit the Grantee as of the payment date of such dividend with an additional number of Performance Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Performance Units (including any dividend equivalents previously credited hereunder) (with such total number based on the Total Target Number of Performance Units allocated to the Performance Period as to any Performance Period that has not been completed; and subject to adjustment pursuant to Section 9(a) hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on the payment date of such dividend. Any Performance Units credited pursuant to the foregoing provisions of this Section 2(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Performance Units to which they relate. No crediting of Performance Units shall be made pursuant to this Section 2(b) with respect to any Performance Units which, as of such record date, have either been paid pursuant to Section 4 or terminated pursuant to Section 3 or Exhibit A.
3. Vesting; Termination of Employment.
(a) Vesting in General. The Award is subject to the vesting terms and conditions set forth in Exhibit A hereto, incorporated herein by this reference. References herein to this Section 3 include Exhibit A. Except as expressly provided herein, the vesting date for any Performance Units allocated to a particular Performance Period (as defined in Exhibit A) that are determined pursuant to Exhibit A to be eligible to vest with respect to that Performance Period shall be the date on which the Committee determines the vesting of such Performance Units for that Performance Period in accordance with Exhibit A (the “Determination Date”); provided, however, that the Determination Date shall be not later than two and one-half months after the last day of the Performance Period; and provided, further, that the vesting date of the Performance Units allocated to the first Performance Period hereunder shall be the later of (i) the Determination Date for that Performance Period and (ii) the first anniversary of the Award Date. The Grantee has no right to pro-rated vesting with respect to the Award if his or her services to the Corporation or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation (a “Subsidiary”) terminate before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Grantee was in service to the Corporation and/or any of its Subsidiaries).
(b) Termination In Connection With a Change in Control. Notwithstanding any other provision to the contrary contained herein but subject to the release condition below, in the event the Grantee is a participant in the Corporation’s Executive Change in Control Retention Plan (the “Change in Control Plan”) immediately prior to his or her Termination Date (as defined in Section 3(c) below) and the Grantee’s employment is terminated in a Qualifying Termination during a Change in Control Window (as such terms are defined in the Change in Control Plan), the Award (to the extent outstanding immediately prior to such termination of employment) shall vest on the Termination Date (or, if such Termination Date occurs in the Change in Control Window but prior to the consummation of the Change in Control (as defined in the Change in Control Plan) to which the Change in Control Window relates, on the date of such Change in Control) as to the total number of Performance Units subject to the Award determined to be eligible to vest pursuant to Section A.5 of Exhibit A hereto in connection with such Change in Control less the number of Performance Units subject to the Award that otherwise vested on or before such Termination Date (or on or before the date of the Change in Control, as the case may be), provided that the Grantee executes and delivers to the Corporation the release contemplated by the Change in Control Plan not later than twenty-one (21) days (forty-five (45) days, if such longer period is required by applicable law) following such vesting date and does not revoke such release.
(c) Effect of Termination of Employment. Notwithstanding anything to the contrary contained in any employment or similar agreement entered into by and between the Grantee and the Corporation, subject to Section 3(b), if the Grantee ceases to be employed by the Corporation or one of its Subsidiaries (regardless of the reason for such termination of employment, whether with or without cause, voluntarily or involuntarily, by the Grantee or by the Corporation, or due to the Grantee’s death or disability), then the Performance Units (including, for clarity, any units credited as dividend equivalents pursuant to Section 2(b)) which have not vested pursuant to the terms of this Award Certificate as of the date that the Grantee ceases to be employed by the Corporation or one of its Subsidiaries (the “Termination Date”) shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.

4. Timing and Manner of Payment of Performance Units. Subject to Section 5 below, on or as soon as practicable following (and in all events within thirty (30) days after, unless Section 3(b) applies, in which case the applicable period shall be seventy-four (74) rather than thirty (30) days after the applicable vesting date) the vesting of any Performance Units subject to the Award pursuant to Section 3 or Section A.5 of Exhibit A hereto (and in all events, other than as to any Performance Units vesting on the first anniversary of the Award Date, not later than seventy-four (74) days following the end of the Performance Period as to which such Performance Units vested), the Corporation shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Committee in its discretion) equal to the number of Performance Units subject to the Award (including any Performance Units issued in respect of dividend equivalent rights) that vested on that particular vesting date; provided, however, that the Corporation reserves the right to settle any Performance Units credited as dividend equivalents pursuant to Section 2(b) by a cash payment. In the event of such a cash payment, the cash payable with respect to a Performance Unit shall equal the fair market value of a share of Common Stock (such fair market value determined under Section 8(c) hereof) as of the vesting date of that Performance Unit. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Performance Units is subject to the condition precedent that the Grantee or other person entitled hereunder to receive any shares or any such payment with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 13 hereof. In the event that Section 3(b) applies and the period of time for the Grantee to consider, execute and revoke the applicable release agreement spans two calendar years, payment of the Performance Units that accelerated and became vested pursuant to such provision shall be made within the applicable period of time provided for above but in the second of such two years. The Corporation may, in its sole discretion, either ignore fractional share interests or settle them in cash. The Grantee shall have no further rights with respect to any Performance Units that are paid pursuant to this Section 4, that terminate pursuant to Section 3(c), or that terminate pursuant to Section A.2 of Exhibit A.
5. Section 409A. Notwithstanding anything to the contrary herein or in the Plan, if the Grantee is a “specified employee” within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”), and, as a result of that status, any portion of the payments hereunder would otherwise be subject to taxation pursuant to Section 409A of the Code, the Grantee shall not be entitled to any payments upon a “separation from service” (within the meaning of Section 409A of the Code) until the earlier of (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of the Grantee’s death; provided that the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay.
6. Non-Transferability of Award. This Award is personal and neither the Performance Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however, that such restrictions shall not apply to transfers to the Corporation. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Grantee’s rights under this Award, shall be null and void. The provisions of this Section 6 shall not apply as to any shares of Common Stock delivered in payment of the Award once such shares have been delivered by the Corporation pursuant to Section 4.
7. No Right to Continued Employment or Service. Except as provided in Section 3(b), the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under the Award. Except as provided in Section 3(b), employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 3(c) above. Nothing contained in this Award Certificate constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, confers upon the Grantee any right to remain in the employ of or service to the Corporation or any of its Subsidiaries, interferes with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Grantee’s other compensation. By accepting this Award, the Grantee acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Grantee by this Award Certificate, could attempt to argue that he or she was terminated to preclude vesting; (b) the Grantee promises never to make such a claim; and (c) except as otherwise expressly provided in Section 3(b), in any event, the Grantee has no right to pro-rated vesting with respect to the Award if his or her service terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Grantee was actually in the service of the Corporation and/or any of its Subsidiaries).
8. Tax Consequences.
(a) Tax Consultation. The Grantee understands that he or she may suffer adverse tax consequences as a result of his or her acceptance of the Award. The Grantee represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acceptance of the Award and that he or she is not relying on the Corporation or any of its Subsidiaries, officers, employees or agents for any tax advice. By accepting this Award and except as provided in Section 8(b), the Grantee acknowledges that he or she shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Code) with respect to the Award, and that the Corporation and its Subsidiaries shall not have any obligation whatsoever to pay such taxes.
(b) Withholding. In connection with any vesting or payment of any Performance Units (and, notwithstanding anything else in this Award Certificate to the contrary, as a condition to any obligation of the Corporation to issue shares of Common Stock or otherwise make any payment in respect of the Award), or upon any other tax withholding event with respect to the Award, the Grantee shall make arrangements satisfactory to the Corporation to provide for the satisfaction of any federal, state, local or other taxes, or other applicable withholding obligations, the Corporation or any of its Subsidiaries may be required to withhold with respect to such event or payment. In connection with any distribution of shares of Common Stock in respect of vested Performance Units, the Corporation may, in its discretion, reduce the number of shares of Common Stock to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of Section 8(c) hereof), to satisfy any such withholding obligations of the Corporation or any of its Subsidiaries with respect to such distribution of shares. In connection with any cash payment in respect of the Award, the Corporation may, in its discretion, satisfy any such withholding obligations of the Corporation or any of its Subsidiaries with respect to such payment by withholding from the amount otherwise payable. The Corporation may also, in its discretion, satisfy any such withholding obligations arising in connection with the Award by deducting such withholding obligations from other compensation payable to the Grantee. The Grantee agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 8.
(c) Determination of Fair Market Value. For purposes of the Award, “fair market value” shall mean, unless otherwise determined or provided by the Committee in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Committee may, however, provide that the fair market value for purposes of the Award shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Board or the Committee for purposes of the Award in the circumstances.
9. Adjustments; Change in Control.
(a) Adjustments Upon Specified Events. Subject to Section 9(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board or the Committee shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of the Award; and/or (2) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 2(b). For purposes of clarity, Exhibit A controls as to any adjustment of the performance goals, criteria or metrics, and references herein to this Section 9(a) shall include Exhibit A as to such goals, criteria or metrics.
(b) Change in Control. If, at any time after the Award Date and before the last day of the last scheduled Performance Period pursuant to Exhibit A hereto, a Change in Control occurs, the provisions of Section A.5 of Exhibit A hereto shall apply.

10. Severability. In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.
11. Binding Effect. This Award Certificate shall extend to, be binding upon and inure to the benefit of the Grantee and the Grantee’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 6 with respect to the transfer of this Award Certificate or any rights hereunder or of the Performance Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.
12. Notices. Any notice to the Corporation contemplated by this Award Certificate shall be in writing and be addressed to it in care of its Corporate Secretary; and any notice to the Grantee shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.
13. Compliance with Laws. The Award, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Award Certificate are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities hereunder will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Board or the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
14. Entire Agreement. This Award Certificate constitutes the entire understanding between the Corporation and the Grantee with regard to the subject matter of this Award Certificate. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.
15. Waiver. The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.
16. Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.
17. Choice of Law; Arbitration. This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions). If the Grantee is a party to an agreement with the Corporation to arbitrate claims, such agreement to arbitrate claims shall apply as to any dispute or disagreement regarding the Grantee’s rights under this Award Certificate.

18. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Certificate shall be construed and interpreted consistent with that intent.
19. Clawback Policy. The Award is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award). The Grantee hereby agrees to promptly repay to the Corporation any amounts that are required to be repaid pursuant to such policy.
20. Section Headings. The section headings of this Award Certificate are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
21. No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Performance Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Certificate) or recommendation with respect to the Award.

The Grantee, in accepting the Award, agrees to the terms and conditions of this Award Certificate.

SEMTECH CORPORATION,
a Delaware corporation

By: /s/ Mark Lin
Mark Lin
Executive Vice President and Chief Financial Officer

EXHIBIT A
VESTING TERMS AND CONDITIONS
The percentage of the Total Target Number of Performance Units (as set forth in Section 1 of this Award Certificate) subject to the Award that vest will range from zero percent (0%) to two hundred percent (200%) and, subject to Section 3 of this Award Certificate and Section A.5 below, will be determined based on the Corporation’s Net Revenue and Non-GAAP Operating Income (as such terms are defined below) for the Corporation’s 2026, 2027 and 2028 fiscal years, and a Relative TSR Ranking adjustment measured with respect to such fiscal years, as set forth below in this Exhibit A. One-half (1/2) of the Total Target Number of Performance Units are allocated to the Net Revenue metric and referred to as the “Target Number of Net Revenue Performance Units”; and one-half (1/2) of the Total Target Number of Performance Units are allocated to the Non-GAAP Operating Income metric and referred to as the “Target Number of Non-GAAP Operating Income Performance Units”. In addition, one-third (1/3) of the Total Target Number of Performance Units (as well as one-third (1/3) of the Target Number of Net Revenue Performance Units and one-third (1/3) of the Target Number of Non-GAAP Operating Income Performance Units) are allocated to the FY26 Performance Period; two-thirds (2/3) of the Total Target Number of Performance Units (as well as two-thirds of the Target Number of Net Revenue Performance Units and two-thirds of the Target Number of Non-GAAP Operating Income Performance Units) are allocated to the FY27 Performance Period; and 100% of the Total Target Number of Performance Units (as well as 100% of the Target Number of Net Revenue Performance Units and 100% of the Target Number of Non-GAAP Operating Income Performance Units) are allocated to the FY28 Performance Period. Subject to Section 3 of this Award Certificate and Section A.5 below, the percentage of the Target Number of Net Revenue Performance Units subject to the Award that vest will be determined based on the Corporation’s Net Revenue for each Performance Period, and the percentage of the Target Number of Non-GAAP Operating Income Performance Units subject to the Award that vest will be determined based on the Corporation’s Non-GAAP Operating Income for each Performance Period (and, with respect to the Performance Units allocated to the FY28 Performance Period, subject to the effect of a Relative TSR Ranking adjustment for the TSR Measurement Period as set forth below).
A.1 Performance-Based Vesting.
FY26 Performance Period. The Net Revenue Achievement Percentage and the Non-GAAP Operating Income Achievement Percentage for the FY26 Performance Period will be determined based on the Corporation’s Net Revenue and the Non-GAAP Operating Income, respectively, for the FY26 Performance Period using the following tables (with such percentage in each case to be interpolated on a linear basis for performance between the levels stated in the table).

If the Corporation’s Net Revenue for the FY26 Performance Period is:	The Net Revenue Achievement Percentage for that Performance Period is:
Less than 80% of the FY26 Net Revenue Target	0%
Equal to 80% of the FY26 Net Revenue Target	60%
Equal to $1,028.9 million (the “FY26 Net Revenue Target”)	100%
Equal to or greater than 150% of the FY26 Net Revenue Target	160%

If the Corporation’s Non-GAAP Operating Income for the FY26 Performance Period is:	The Non-GAAP Operating Income Achievement Percentage for that Performance Period is:
Less than 80% of the FY26 Non-GAAP Operating Income Target	0%
Equal to 80% of the FY26 Non-GAAP Operating Income Target	60%
Equal to $200.0 million (the “FY26 Non-GAAP Operating Income Target”)	100%
Equal to or greater than 150% of the FY26 Non-GAAP Operating Income Target	160%
Subject to Section 3 of this Award Certificate and Section A.5 below, the number of Performance Units subject to the Award that vest with respect to the FY26 Performance Period will equal:
(a) One-third (1/3) of the Target Number of Net Revenue Performance Units subject to the Award, multiplied by the Net Revenue Achievement Percentage for the FY26 Performance Period determined using the table above, plus
(b) One-third (1/3) of the Target Number of Non-GAAP Operating Income Performance Units subject to the Award, multiplied by the Non-GAAP Operating Income Achievement Percentage for the FY26 Performance Period determined using the table above;
provided, however, that the maximum number of Performance Units that may vest with respect to the FY26 Performance Period is one-third (1/3) of the Total Target Number of Performance Units subject to the Award.

FY27 Performance Period. The Net Revenue Achievement Percentage and the Non-GAAP Operating Income Achievement Percentage for the FY27 Performance Period will be determined based on the Corporation’s Net Revenue and the Non-GAAP Operating Income, respectively, for the FY27 Performance Period using the following tables (with such percentage in each case to be interpolated on a linear basis for performance between the levels stated in the table).

If the Corporation’s Net Revenue for the FY27 Performance Period is:	The Net Revenue Achievement Percentage for that Performance Period is:
Less than 80% of the FY27 Net Revenue Target	0%
Equal to 80% of the FY27 Net Revenue Target	60%
Equal to $1,157.5 million (the “FY27 Net Revenue Target”)	100%
Equal to or greater than 150% of the FY27 Net Revenue Target	160%

If the Corporation’s Non-GAAP Operating Income for the FY27 Performance Period is:	The Non-GAAP Operating Income Achievement Percentage for that Performance Period is:
Less than 80% of the FY27 Non-GAAP Operating Income Target	0%
Equal to 80% of the FY27 Non-GAAP Operating Income Target	60%
Equal to $237.3 million (the “FY27 Non-GAAP Operating Income Target”)	100%
Equal to or greater than 150% of the FY27 Non-GAAP Operating Income Target	160%
Subject to Section 3 of this Award Certificate and Section A.5 below, the number of Performance Units subject to the Award that vest with respect to the FY27 Performance Period will equal the number of Performance Units determined as follows (but not less than zero):
(a) the sum of: (i) two-thirds (2/3) of the Target Number of Net Revenue Performance Units subject to the Award, multiplied by the Net Revenue Achievement Percentage for the FY27 Performance Period determined using the table above; plus (ii) two-thirds (2/3) of the Target Number of Non-GAAP Operating Income Performance Units subject to the Award, multiplied by the Non-GAAP Operating Income Achievement Percentage for the FY27 Performance Period determined using the table above; provided, however, that the maximum number of Performance Units determined pursuant to this clause (a) is two-thirds (2/3) of the Total Target Number of Performance Units subject to the Award; minus
(b) the total number of Performance Units subject to the Award that vested with respect to the FY26 Performance Period.
FY28 Performance Period. The Net Revenue Achievement Percentage and the Non-GAAP Operating Income Achievement Percentage for the FY28 Performance Period will be determined based on the Corporation’s Net Revenue and the Non-GAAP Operating Income, respectively, for the FY28 Performance Period using the following tables (with such percentage in each case to be interpolated on a linear basis for performance between the levels stated in the table).

If the Corporation’s Net Revenue for the FY28 Performance Period is:	The Net Revenue Achievement Percentage for that Performance Period is:
Less than 80% of the FY28 Net Revenue Target	0%
Equal to 80% of the FY28 Net Revenue Target	60%
Equal to $1,273.3 million (the “FY28 Net Revenue Target”)	100%
Equal to or greater than 150% of the FY28 Net Revenue Target	160%

If the Corporation’s Non-GAAP Operating Income for the FY28 Performance Period is:	The Non-GAAP Operating Income Achievement Percentage for that Performance Period is:
Less than 80% of the FY28 Non-GAAP Operating Income Target	0%
Equal to 80% of the FY28 Non-GAAP Operating Income Target	60%
Equal to $280.1 million (the “FY28 Non-GAAP Operating Income Target”)	100%
Equal to or greater than 150% of the FY28 Non-GAAP Operating Income Target	160%
Subject to Section 3 of this Award Certificate and Section A.5 below, the number of Performance Units subject to the Award that vest with respect to the FY28 Performance Period will equal the number of Performance Units determined as follows (but not less than zero):
(a) The sum of: (i) one hundred percent (100%) of the Target Number of Net Revenue Performance Units subject to the Award, multiplied by the Net Revenue Achievement Percentage for the FY28 Performance Period determined using the table above, multiplied by the TSR Multiplier; plus (ii) one hundred percent (100%) of the Target Number of Non-GAAP Operating Income Performance Units subject to the Award, multiplied by the Non-GAAP Operating Income Achievement Percentage for the FY28 Performance Period determined using the table above, multiplied by the TSR Multiplier; provided, however, that the maximum number of Performance Units determined pursuant to this clause (a) is two hundred percent (200%) of the Total Target Number of Performance Units subject to the Award; minus
(b) the total number of Performance Units subject to the Award that vested with respect to the FY26 Performance Period and the FY27 Performance Period.
A.2 Termination of Unvested Performance Units. Subject to Section A.5 below, any Performance Units allocated to a Performance Period that are not eligible to vest based on the performance requirements set forth in the preceding provisions of this Exhibit A as to that Performance Period (and which have not previously vested or terminated pursuant to the terms of this Award Certificate) will automatically terminate as of the last day of the applicable Performance Period. In the event of a Change in Control which results in one or more shortened

Performance Periods pursuant to Section A.5 below, any Performance Units allocated to such a shortened Performance Period that are not eligible to vest based on the performance requirements set forth in this Exhibit A (as modified by Section A.5 below) as to that shortened Performance Period (and which have not previously vested or terminated pursuant to the terms of this Award Certificate) will automatically terminate as of the last day of that shortened Performance Period. The number of Performance Units that are eligible to vest based on performance for the applicable Performance Period (including any Performance Period shortened in accordance with Section A.5 below) will be determined by the Committee following the end of the applicable Performance Period (or shortened Performance Period, as the case may be), and payment of vested Performance Units will be made as provided in Section 4 of this Award Certificate. Any such determination by the Committee shall be final and binding.
A.3 Defined Terms. For purposes of the Award, the following definitions will apply:
“Beginning Price” means, with respect to the Corporation and each other Index Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) consecutive trading days beginning with the first trading day of the TSR Measurement Period. For the purpose of determining Beginning Price, the value of dividends and other distributions as to which the ex-dividend date occurs during such thirty (30) day period shall be treated as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.
“CIC TSR Multiplier” means the TSR Multiplier determined as though the TSR Measurement Period commenced at the start of the Corporation’s 2026 fiscal year and ended on the last trading day prior to the date on which the Change in Control occurs.
“Ending Price” means, with respect to the Corporation and each other Index Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) consecutive trading days ending on the last trading day of the TSR Measurement Period. For the purpose of determining Ending Price, the value of dividends and other distributions as to which the ex-dividend date occurs during such thirty (30) day period shall be treating as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date. In the event a Change in Control occurs after the Award Date and before the last day of the FY28 Performance Period and the Change in Control is triggered by a merger of the Corporation or a sale of the Corporation’s common stock, the “Ending Price” of the Corporation’s common stock for purposes of determining the CIC TSR Multiplier in connection with that Change in Control means the per-share value of the Corporation’s common stock in the Change in Control transaction.
“FY26 Performance Period” means the Corporation’s 2026 fiscal year.
“FY27 Performance Period” means the Corporation’s 2027 fiscal year.
“FY28 Performance Period” means the Corporation’s 2028 fiscal year.
“GAAP” means U.S. generally accepted accounting principles.
“Index Companies” means each company that is (a) included in the Russell 3000 Index on the first day of the TSR Measurement Period and continues to be listed or traded on a national securities exchange throughout the TSR Measurement Period or (b) in the Russell 3000 Index on

the first day of the TSR Measurement Period and ceases to be listed or traded on a national securities exchange during the TSR Measurement Period due to its bankruptcy or insolvency, provided that the TSR for any company described in this clause (b) shall be deemed for purposes of determining the Corporation’s Relative TSR Ranking to be equal to the lowest TSR for any company that is described in clause (a). In the event an Index Company engages in a spinoff during the TSR Measurement Period, the Ending Price (and, if such spinoff occurs during the period of time used to determine the Beginning Price, for any remaining relevant trading days in determining the Beginning Price) for such Index Company shall be determined based on the Index Company’s common stock value and the spun off entity’s common stock value.
“Net Revenue” means, for a particular Performance Period, the net revenue of the Corporation for that particular Performance Period, as determined in accordance with GAAP.
“Net Revenue Achievement Percentage” means, as to a particular Performance Period, a percentage determined based on the Corporation’s Net Revenue for that Performance Period as determined under Section A.1.
“Non-GAAP Operating Income” means, for a particular Performance Period, the operating income of the Corporation for that particular Performance Period, as determined in accordance with GAAP and adjusted in accordance with the same methodology used by the Corporation as of the Award Date to publicly report its quarterly non-GAAP operating income results.
“Non-GAAP Operating Income Achievement Percentage” means, as to a particular Performance Period, a percentage determined based on the Corporation’s Non-GAAP Operating Income for that Performance Period as determined under Section A.2.
“Performance Period” means either the FY26 Performance Period, the FY27 Performance Period, or the FY28 Performance Period, as applicable.
“Relative TSR Ranking” means the percentile ranking of the Corporation’s TSR among the TSRs for the Index Companies for the TSR Measurement Period. In determining the Corporation’s Relative TSR Ranking, in the event that the Corporation’s TSR for the TSR Measurement Period is equal to the TSR(s) of one or more other Index Companies for the TSR Measurement Period, the Corporation’s TSR will be deemed to be greater than the TSR of such other Index Company (or Index Companies) for the TSR Measurement Period.
“TSR” means total shareholder return (expressed as a percentage) and shall be determined with respect to the Corporation and each other Index Company by dividing (a) the sum of (i) the difference obtained by subtracting the Beginning Price from the Ending Price for the TSR Measurement Period plus (ii) all dividends and other distributions as to which the ex-dividend date occurs during the TSR Measurement Period (for purposes of clarity, without duplicating any dividends and other distributions as to which the ex-dividend date occurs during the period of thirty (30) consecutive trading days ending on the last trading day of the TSR Measurement Period that are taken into account in the determination of Ending Price for the TSR Measurement Period) by (b) the Beginning Price. For the purpose of determining TSR, the value of dividends and other distributions as to which the ex-dividend date occurs the TSR Measurement Period shall be treated as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

“TSR Measurement Period” means the three-year period consisting of the Corporation’s 2026, 2027 and 2028 fiscal years for purposes of determining the Relative TSR Ranking.
“TSR Multiplier” means:
•if the Relative TSR Ranking is at or below the 25th percentile, a factor of three-fourths (3/4),
•if the Relative TSR Ranking is at or above the 75th percentile, a factor of five-fourths (5/4),
•if the Relative TSR Ranking is at the 52nd percentile, a factor of one (1/1), and
•if the Relative TSR Ranking is between the 25th percentile and the 52nd percentile, or between the 52nd percentile and the 75th percentile, the factor will be determined by linear interpolation (based on the factors corresponding to such levels in the preceding bullet points) between such two levels.
A.4 Adjustments. For purposes of the Award, the Committee shall adjust Net Revenue and Non-GAAP Operating Income (or the applicable targets set forth above, as the case may be, and in the case of Non-GAAP Operating Income to the extent not otherwise taken into account in determining Non-GAAP Operating Income) to the extent (if any) necessary to exclude the impact of (a) any change in accounting policies, (b) any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, disposition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (c) the costs associated with any such transaction, and (d) other extraordinary events not foreseen at the time the Committee established the applicable target levels set forth above and recorded as a non-GAAP adjustment applicable to the Performance Period. In addition, the Committee shall make adjustments to the TSR, and the determination of Beginning Price and Ending Price of the Corporation and each other Index Company, to eliminate (to the extent necessary and without duplication) the impact of any stock splits, reverse stock splits, and stock dividends. The Committee’s determination of Net Revenue and Non-GAAP Operating Income for each Performance Period (including any Performance Period shortened pursuant to Section A.5 below), as well as the Relative TSR Ranking for the TSR Measurement Period (including any shortened TSR Measurement Period pursuant to Section A.5 below), and whether, and the extent to which, any such adjustment is necessary shall be final and binding.
A.5 Change in Control. If, at any time after the Award Date and before the last day of the FY28 Performance Period, a Change in Control occurs, the following rules shall apply:
(a) Change in Control During the FY26 Performance Period. This Section A.5(a) applies if the Change in Control occurs during the FY26 Performance Period.
•If the Change in Control occurs during the first fiscal quarter of the FY26 Performance Period, the number of Performance Units subject to the Award that will be eligible to vest as provided below in this Section A.5(a) will equal 100% of the Total Target Number of Performance Units multiplied by the CIC TSR Multiplier.
•If the Change in Control occurs during the FY26 Performance Period but after the first fiscal quarter of the FY26 Performance Period, the number of Performance Units subject to the Award that will be eligible to vest as provided below in this Section A.5(a) will equal the greater of: (i) 100% of the Total Target Number of Performance Units multiplied by the CIC TSR Multiplier; or (ii) the Target Number of Net Revenue Performance Units multiplied by the Corporation’s Net Revenue Achievement Percentage for the FY26 Performance Period multiplied by the CIC TSR Multiplier, plus the Target Number of Non-GAAP Operating Income Performance Units multiplied by the Corporation’s Non-GAAP Operating Income Achievement Percentage for the FY26 Performance Period multiplied by the CIC TSR Multiplier, with such Achievement Percentages determined as otherwise provided above in this Exhibit A but calculated as though the FY26 Performance Period ended as of the last day of the fiscal quarter of the Corporation coinciding with or last preceding the date on which the Change in Control occurs (the “Short Period End Date”) and with the FY26 performance levels set forth above in Section A.1 pro-rated for the portion of such Performance Period occurring through the Short Period End Date (for example, if the Change in Control occurred during the second fiscal quarter during the FY26 Performance Period and before the last day of that quarter, such performance levels would be pro-rated for the 25% of the FY26 Performance Period coinciding with the first quarter of the FY26 Performance Period, and performance against those goals would be assessed for purposes of determining such Achievement Percentages based on actual performance for such first quarter against such pro-rated performance levels).
•The performance goals and measurements with respect to the FY27 and FY28 Performance Periods no longer apply.
•The number of Performance Units subject to the Award that are eligible to vest (determined as set forth above in this Section A.5(a)) will be scheduled to vest, subject in each case to the Grantee’s continued employment or service with the Corporation or any of its Subsidiaries through such vesting date (except as otherwise expressly provided in Section 3(b) of this Award Certificate or Section A.5(d)), on the following schedule: (i) the lesser of one-third (1/3) of such Performance Units eligible to vest or one-third (1/3) of the Total Target Number of Performance Units will be scheduled to vest on the later of the last day of the FY26 Performance Period or the first anniversary of the Award Date; (ii) the lesser of one-third (1/3) of such Performance Units eligible to vest or one-third (1/3) of the Total Target Number of Performance Units will be scheduled to vest on the last day of the FY27 Performance Period; and (iii) the remaining such Performance Units eligible to vest (the total number of Performance Units subject to the Award that are eligible to vest as determined in accordance with this Section A.5(a) less the portion of such Performance Units vested or scheduled to vest pursuant to clauses (i) and (ii) of this sentence) will be scheduled to vest on the last day of the FY28 Performance Period.
(b) Change in Control During the FY27 Performance Period. This Section A.5(b) applies if the Change in Control occurs during the FY27 Performance Period.
•If the Change in Control occurs during the first fiscal quarter of the FY27 Performance Period, the number of Performance Units subject to the Award that will be eligible to vest as provided below in this Section A.5(b) will equal the greater of: (i) 100% of the Total Target Number of Performance Units multiplied by the CIC TSR Multiplier; or (ii) the

Target Number of Net Revenue Performance Units multiplied by the Corporation’s Net Revenue Achievement Percentage for the FY26 Performance Period multiplied by the CIC TSR Multiplier, plus the Target Number of Non-GAAP Operating Income Performance Units multiplied by the Corporation’s Non-GAAP Operating Income Achievement Percentage for the FY26 Performance Period multiplied by the CIC TSR Multiplier, with such Achievement Percentages determined as otherwise provided above in this Exhibit A.
•If the Change in Control occurs during the FY27 Performance Period but after the first fiscal quarter of the FY27 Performance Period, the number of Performance Units subject to the Award that will be eligible to vest as provided below in this Section A.5(b) will equal the greater of: (i) 100% of the Total Target Number of Performance Units multiplied by the CIC TSR Multiplier; or (ii) the Target Number of Net Revenue Performance Units multiplied by the Corporation’s Net Revenue Achievement Percentage for the FY27 Performance Period multiplied by the CIC TSR Multiplier, plus the Target Number of Non-GAAP Operating Income Performance Units multiplied by the Corporation’s Non-GAAP Operating Income Achievement Percentage for the FY27 Performance Period multiplied by the CIC TSR Multiplier, with such Achievement Percentages determined as otherwise provided above in this Exhibit A but calculated as though the FY27 Performance Period ended as of the Short Period End Date and with the FY27 performance levels set forth above in Section A.1 pro-rated for the portion of such Performance Period occurring through the Short Period End Date (for example, if the Change in Control occurred during the second fiscal quarter during the FY27 Performance Period and before the last day of that quarter, such performance levels would be pro-rated for the 25% of the FY27 Performance Period coinciding with the first quarter of the FY27 Performance Period, and performance against those goals would be assessed for purposes of determining such Achievement Percentages based on actual performance for such first quarter against such pro-rated performance levels).
•The performance goals and measurements with respect to the FY28 Performance Period will no longer apply.
•The number of Performance Units subject to the Award that are eligible to vest (determined as set forth above in this Section A.5(b)) will be scheduled to vest, subject in each case to the Grantee’s continued employment or service with the Corporation or any of its Subsidiaries through such vesting date (except as otherwise expressly provided in Section 3(b) of this Award Certificate or Section A.5(d)), on the following schedule: (i) the number of Performance Units eligible to vest (or that vested, as the case may be) with respect to the FY26 Performance Period (determined in accordance with this Exhibit A before giving effect to this Section A.5) will continue to be scheduled to vest on the later of the Determination Date for the FY26 Performance Period or the first anniversary of the Award Date; (ii) the lesser of two-thirds (2/3) of such Performance Units eligible to vest or two-thirds (2/3) of the Total Target Number of Performance Units, less the number of Performance Units vested or scheduled to vest pursuant to clause (i), will be scheduled to vest on the last day of the FY27 Performance Period (provided that such number of Performance Units determined pursuant to this clause (ii) will not be less than zero); and

(iii) the remaining such Performance Units eligible to vest (if any; that is, the total number of Performance Units subject to the Award that are eligible to vest as determined in accordance with this Section A.5(b) less the portion of such Performance Units vested or scheduled to vest pursuant to clauses (i) and (ii) of this sentence, but not less than zero) will be scheduled to vest on the last day of the FY28 Performance Period.
(c) Change in Control During the FY28 Performance Period. This Section A.5(c) applies if the Change in Control occurs during the FY28 Performance Period.
•If the Change in Control occurs during the first fiscal quarter of the FY28 Performance Period, the number of Performance Units subject to the Award that will be eligible to vest as provided below in this Section A.5(c) will equal the greater of: (i) 100% of the Total Target Number of Performance Units multiplied by the CIC TSR Multiplier; or (ii) the Target Number of Net Revenue Performance Units multiplied by the Corporation’s Net Revenue Achievement Percentage for the FY27 Performance Period multiplied by the CIC TSR Multiplier, plus the Target Number of Non-GAAP Operating Income Performance Units multiplied by the Corporation’s Non-GAAP Operating Income Achievement Percentage for the FY27 Performance Period multiplied by the CIC TSR Multiplier, with such Achievement Percentages determined as otherwise provided above in this Exhibit A.
•If the Change in Control occurs during the FY28 Performance Period but after the first fiscal quarter of the FY28 Performance Period, the number of Performance Units subject to the Award that will be eligible to vest as provided below in this Section A.5(c) will equal the greater of: (i) 100% of the Total Target Number of Performance Units multiplied by the CIC TSR Multiplier; or (ii) the Target Number of Net Revenue Performance Units multiplied by the Corporation’s Net Revenue Achievement Percentage for the FY28 Performance Period multiplied by the CIC TSR Multiplier, plus the Target Number of Non-GAAP Operating Income Performance Units multiplied by the Corporation’s Non-GAAP Operating Income Achievement Percentage for the FY28 Performance Period multiplied by the CIC TSR Multiplier, with such Achievement Percentages determined as otherwise provided above in this Exhibit A but calculated as though the FY28 Performance Period ended as of the Short Period End Date and with the FY28 performance levels set forth above in Section A.1 pro-rated for the portion of such Performance Period occurring through the Short Period End Date (for example, if the Change in Control occurred during the second fiscal quarter during the FY28 Performance Period and before the last day of that quarter, such performance levels would be pro-rated for the 25% of the FY28 Performance Period coinciding with the first quarter of the FY28 Performance Period, and performance against those goals would be assessed for purposes of determining such Achievement Percentages based on actual performance for such first quarter against such pro-rated performance levels).
•The number of Performance Units subject to the Award that are eligible to vest (determined as set forth above in this Section A.5(c)) will be scheduled to vest, subject in each case to the Grantee’s continued employment or service with the Corporation or any of its Subsidiaries through such vesting date (except as otherwise expressly provided in Section 3(b) of this Award Certificate or Section A.5(d)), on the following schedule: (i)

the number of Performance Units eligible to vest (or that vested, as the case may be) with respect to the FY26 Performance Period (determined in accordance with this Exhibit A before giving effect to this Section A.5) will continue to be scheduled to vest on the later of the Determination Date for the FY26 Performance Period or the first anniversary of the Award Date; (ii) the number of Performance Units eligible to vest (or that vested, as the case may be) with respect to the FY27 Performance Period (determined in accordance with this Exhibit A before giving effect to this Section A.5) will continue to be scheduled to vest on the Determination Date for the FY27 Performance Period; and (iii) the remaining such Performance Units eligible to vest (if any; that is, the total number of Performance Units subject to the Award that are eligible to vest as determined in accordance with this Section A.5(c) less the portion of such Performance Units vested or scheduled to vest pursuant to clauses (i) and (ii) of this sentence, but not less than zero) will be scheduled to vest on the last day of the FY28 Performance Period.
(d) Change in Control and Award Termination. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Board or the Committee may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of the Award or the cash, securities or property deliverable to the Grantee with respect to the Award, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of a Change in Control and if the Committee has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award, the Award (to the extent outstanding on the date of such Change in Control) shall vest on the date of the Change in Control as to a number of Performance Units equal to (but not less than zero) (i) the number of Performance Units determined to be eligible to vest in connection with the Change in Control under Section A.5(a), A.5(b), or A.5(c), as applicable, less (ii) the number of Performance Units subject to the Award that otherwise vested on or before the date of such Change in Control. Without limiting the foregoing, in connection with any event referred to in this Section A.5(d), the Committee may, in its discretion, provide for the accelerated vesting of the Award as and to the extent determined by the Committee in the circumstances. For purposes of this Section A.5(d), the Award shall be deemed to have been “assumed” if the Award continues after an event referred to above in this section, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to receive, subject to vesting and the other terms and conditions of the Award, for each share of Common Stock subject to the Award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Committee may provide for the consideration to be received upon payment of the Award, for each share subject to the Award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.
(e) Other Change in Control Rules. For purposes of clarity, the provisions of this Section A.5 shall not apply as to any Performance Units that have terminated (except as otherwise expressly provided in Section 3(b) of this Award Certificate) prior to the occurrence of such Change in Control. In the event of any conflict or inconsistency between Section A.1 or Section A.3, on the one hand, and this Section A.5, this Section A.5 controls.
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